                                                                    EXHIBIT 10.6


                                    AGREEMENT

               THIS AGREEMENT (this "Agreement") is entered into effective as of August 10, 1998 by and between Clinton E. Owens ("Owens") and PIA Merchandising Services, Inc., a Delaware corporation (the "Corporation").

                                R E C I T A L S:

               A. Owens is currently employed by the Corporation and holds the office of Chairman of the Board of Directors of the Corporation ("Chairman of the Board").

               B. The Corporation and Owens desire to provide for the terms and conditions on which Owens will continue to be employed by the Corporation through November 10, 1998 and the terms and conditions on which such employment relationship will terminate at that time.

                               A G R E E M E N T:

               NOW, THEREFORE, in consideration of the foregoing recitals and the covenants contained herein, the parties agree as follows:

               1. Salary. From and after the date of this Agreement until November 10, 1998, Owens shall be entitled to receive a salary of $20,833.33 per month, such payments to be made in accordance with the Corporation's regular payroll schedule. During such period of employment with the Corporation, Owens shall provide assistance with the Corporation's Program RENEWAL and the evaluation of possible merger and acquisition opportunities. Owens shall devote such time and efforts in providing such assistance as may be necessary, but shall not be required to work full time.

               2. Termination. Effective November 10, 1998 and without the need for notice or further action on the part of Owens or the Corporation of any kind, Owens employment by the Corporation (and by any subsidiary of the Corporation) will terminate, and, as of such date, Owens shall cease to hold any office with the Corporation (or any subsidiary of the Corporation) other than the office of Chairman of the Board. Owens shall not be required to resign as a member of the Board of Directors of the Corporation, however, and shall continue to hold the office of Chairman of the Board; provided, however, that Owens shall, upon the request of the Chief Executive Officer of the Corporation, at any time and for any reason or for no reason, tender his resignation from the office of Chairman of the Board. Whether or not serving as Chairman of the Board, Owens shall be entitled to continue to serve as a member of the Board of Directors of the Corporation to the extent elected at future annual stockholder meetings, it being agreed and understood that Owens will not receive fees of any kind for such service on the Board of Directors so long as payments under this Agreement continue and that, after such time as such payments cease, to the extent Owens is a member of the Board of Directors, he shall be compensated to the same extent and in the same manner (including stock option grants) as other outside directors. So long as Owens continues to hold at least 250,000 shares of Common Stock, the Board of Directors will nominate Owens as a candidate for election to the Board of Directors at each annual stockholder meeting and will recommend a vote for his election.


                                       1.

               3. Payments and Benefits Upon Termination of Employment. Subject to the terms and conditions of this Agreement, from and after November 10, 1998, Owens shall receive severance pay equal to $37,500.00 per month for a period of nine months (the "Term"), such payments to be made in accordance with the Corporation's regular payroll schedule. All payments hereunder shall be net of any required withholding taxes and other authorized deductions. Any salary and unused vacation pay for any period prior to November 10, 1998 will be paid on November 10, 1998. To the extent the Corporation is able to obtain stop loss insurance coverage with respect to Owens during the Term, Owens shall be entitled to participate in the Corporation's employee health insurance plans during the Term. To the extent the Corporation is not able to obtain such stop loss insurance coverage, Owens shall not be entitled to participate in the Corporation's employee health insurance plans during the Term, except to the extent permitted by COBRA, and the Corporation shall reimburse Owens for his COBRA premiums during the Term. Except as otherwise required by law, from and after November 10, 1998, Owens shall cease to be entitled to participate in the Corporation's 401(k) plan and its long-term disability and life insurance programs; provided, however, that the Corporation shall cooperate with Owens to make available to him any benefit plan continuation programs which may be available (e.g., life insurance policy conversion options). Without limiting the generality of the foregoing, Owens acknowledges that there is no conversion provision under the Corporation's long term disability insurance. Owens shall not be entitled to any other benefits during the Term or thereafter except as otherwise expressly provided herein or required by law. Without limiting the generality of the foregoing, upon termination of his employment, Owens shall have no further right to an office, voice mail, or clerical or secretarial support and shall have no right to retain or maintain access to any property of the Corporation; provided, however, that Owens shall be entitled to purchase his computer and installed software (but not any confidential or proprietary information belonging to the Corporation stored thereon) at book value.

               4. Amendment of Stock Options. Pursuant to authorization of the Compensation Committee of the Board of Directors of the Corporation, all stock options held by Owens to purchase Common Stock of the Corporation ("Stock Options") with an exercise price of $7.40 per share are hereby amended effective as of September 16, 1998 to provide that, subject to Owens' compliance with the terms and conditions hereof, such options may be exercised at any time during the Term and shall terminate on August 10, 1999 to the extent not exercised prior to the close of business on the last day of the Term. All Stock Options held by Owens with an exercise price of $2.78 per share shall not be amended in any way. Owens shall notify the Corporation in writing prior to any sale of shares of Common Stock, whether acquired upon the exercise of Stock Options or otherwise.

               5. Consulting Services. From and after November 10, 1998, Owens will serve as a consultant to the Chief Executive Officer of the Corporation and the Board of Directors on an as-needed, non-exclusive basis on such reasonable terms and conditions as Owens and the Corporation may mutually agree. Any such consulting services provided by Owens shall be provided as an independent contractor and not as an employee of the Corporation. If Owens and the Corporation are unable to mutually agree on reasonable terms and conditions, Owens shall have no obligation to provide consulting services hereunder.


                                       2.

               6.     Noncompetition and Related Covenants.

                      (a) During his employment with the Corporation and thereafter during the Term, Owens shall not directly or indirectly (i) own or control any debt, equity or other interest in any business (except as a passive investor of less than 1% of the capital stock or publicly traded notes or debentures of a publicly held company) that competes with the business of the Corporation or any of its subsidiaries (a "Competitor"), (ii) act as a director, officer, manager, employee, participant or consultant to, or accept or solicit any office to act as any of the foregoing to, any Competitor or (iii) be connected in any advisory, business or ownership capacity with, any Competitor.

                      (b) During his employment with the Corporation and thereafter during the Term, Owens shall not, directly or indirectly, and shall not cause or assist any other person or entity, to solicit the services of any person that is or was employed at any time on or after January 1, 1997, by the Corporation or any of its subsidiaries for any purpose, including without limitation to hire or employ such person, whether on Owens's own behalf or on behalf of a Competitor. As used herein the word "indirectly" includes, but is not limited to, attempting to induce any employee of the Corporation or any of its subsidiaries to leave such employer for any purpose. In the event that an employee leaves during the Term not by reason of any solicitation by Owens, Owens may request the Corporation's permission to subsequently hire that former employee, which approval will not be unreasonably withheld.

                      (c) During his employment with the Corporation and thereafter, Owens shall not make any untrue, disparaging or defamatory statement concerning the Corporation or any of its subsidiaries or any of their respective officers, directors, stockholders or employees, and the Corporation shall not make any untrue, disparaging or defamatory statement concerning Owens.

                      (d) During his employment with the Corporation and thereafter, Owens shall cooperate in good faith with the Corporation and the Corporation's counsel in connection with any pending or future administrative proceeding, arbitration, mediation or litigation relating to the time of his employment with the Corporation, including but not limited to providing information and /or documents, participating in informal interviews(s) and appearing for depositions(s) and/or testimony if deemed necessary by the Corporation. Notwithstanding the foregoing, nothing in this paragraph shall obligate Owens to expend any sum or incur any liability in connection with such cooperation. The Corporation shall use its best efforts to assure that its requests for Owens' assistance hereunder shall not conflict with Owens' obligations to any new employer or with Owens' self-employment.

               7. Confidential Information; Return of Property. During his employment with the Corporation and thereafter, Owens shall not in any manner use (other than in the performance of services for the Corporation) or disclose any (i) trade secrets, confidential information with respect to customers or prices or other confidential plans, processes, procedures, business concepts, sales or marketing strategies, financial information, forecasts, drawings, ideas, discoveries, material or information concerning the operations, business or financial affairs of the Corporation, or any


                                       3.

subsidiary or affiliate thereof, gained during or as a result of his employment by the Corporation, or (ii) any confidential third party information gained during or as a result of his employment by the Corporation. The parties agree that the terms and conditions of this Agreement shall remain confidential and shall not be disclosed to any other person (other than Owens' family members, business advisors, attorneys, and accountants who shall be informed of and bound by the confidentiality provisions of this Agreement) other than as required by court order, legal process or applicable law or as otherwise agreed to by Owens and the Corporation. Any disclosures permitted hereunder shall not be made in a manner derogatory to any other party hereto. The provisions of this Section 7 shall not apply to any information which becomes generally available to the public, other than as a result of any disclosure, direct or indirect, by Owens. Owens covenants and agrees that, upon the termination of his employment with the Corporation, he will promptly deliver to the Corporation all property of the Corporation, or any subsidiary or affiliate thereof, including all equipment and all documents and materials (and copies thereof), of whatever nature in his possession, relating to the Corporation or any subsidiary or affiliate thereof, or any of their services, including (without limitation) information contained in or on computer files, disks or other data storage mediums.

               8. Execution of Mutual Release. On or prior to November 10, 1998, Owens and the Corporation shall each execute and deliver to each other the Mutual Release attached hereto as Exhibit A (the "Release"), it being agreed and understood that the execution and delivery by Owens to the Corporation of the Release is a condition precedent to the obligations of the Corporation pursuant to Section 3 and to the amendment of the stock options held by Owens as set forth in Section 4.

               9.     Miscellaneous.

                      (a) Attorneys' Fees; Injunctive Relief. All controversies, claims, disputes, and matters in question arising out of, or relating to, this Agreement or the Release or the breach thereof, shall be decided by arbitration in accordance with the provisions of this paragraph. The arbitration proceedings shall be held before a single arbitrator selected in accordance with the employment arbitration rules of the American Arbitration Association or its successor (the "AAA") and shall be conducted under the applicable rules of the AAA in effect at the time a demand for arbitration under the rules is made. The decision of the arbitrator, including determination of the amount of any damages suffered, shall be conclusive, final, and binding on the parties hereto, and their respective heirs, legal representatives, successors, and assigns. The arbitrator shall be bound to follow California law and case precedent. Any decision of the arbitrator will not be binding if the arbitrator fail to follow California law and case precedent. The losing party shall pay to the successful party its expenses in the arbitration for arbitration costs, including arbitrator's fees and attorneys' fees, fees for expert testimony, and for other expenses of presenting its case. Notwithstanding the foregoing and in addition to the remedy of arbitration, the parties agree that the violation of the provisions of Section 6 and/or 7 cannot be reasonably or adequately compensated in damages and, in addition to any other relief to which the Corporation may be entitled by reason of such violation, the Corporation shall also be entitled to permanent and temporary injunctive and equitable relief.


                                       4.

Without limiting the generality of the foregoing, Owens specifically acknowledges that a showing by the Corporation of any breach of any provision of
Section 6 and/or 7 shall constitute, for the purposes of all judicial determinations of the issue of injunctive relief, conclusive proof of all of the elements necessary to entitle the Corporation to interim and permanent injunctive relief against Owens, without the necessity of proving actual damages. If any legal action or other proceeding is brought for the enforcement of this Agreement or the Release or because of an alleged dispute, breach, default or misrepresentation in connection with the provisions hereof, the prevailing party or parties shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding in addition to any other relief to which it or they may be entitled.

                      (b) Termination of Agreement. The Corporation's obligation to make payments and provide benefits to Owens as set forth in Section 3 shall immediately terminate in the event Owens materially breaches any of the terms of Sections 6 and/or 7 hereof. Notwithstanding such termination, Sections 6 and 7 hereof and the Release shall remain operative and in full force and effect regardless of the termination of this Agreement and shall be binding upon and enure to the benefit of any successors and assigns of the Corporation and any heirs, legatees, assignees and legal representatives of Owens.

                      (c) Notices. Except as otherwise provided herein, any notice or demand which, by the provisions hereof, is required or which may be given to or served upon the parties hereto shall be in writing and shall be deemed to have been validly served, given or delivered (i) when sent, if sent by telecopy, (ii) upon actual delivery, if delivered by personal delivery, and
(iii) three business days after deposit in the United States mails, as registered or certified mail, with proper postage prepaid and addressed to the party or parties to be notified, if sent by mail. All notices shall be sent or delivered to the following addresses (or such other address(es) as a party may designate by like notice):

     If to the Corporation:    PIA Merchandising Services, Inc.
                               19900 MacArthur Boulevard, Suite 900
                               Irvine, California 92718
                               Attention:  Chief Executive Officer
                               Telecopy: (714) 474-3570

     If to Owens:              Clinton E. Owens
                               1933 Bayside Drive
                               Corona Del Mar, California 92625

                      (d) Successors and Assigns. The parties hereto acknowledge that the Corporation shall have the right to assign, with absolute discretion, any or all of its rights and obligations under this Agreement and the Release to any of its affiliates, successors and assigns, and this Agreement and the Release shall inure to the benefit of, and be binding upon, such respective affiliates, successors and assigns of the Corporation, in the same manner and to the same extent as if such affiliates, successors and assigns were original parties hereto. In the event of a failure to


                                       5.

perform by an assignee, the Corporation shall remain liable hereunder. The Corporation will require any successor (whether direct or indirect, by purchase, merger consolidation or otherwise) to all or substantially all of the business and assets of the Corporation, expressly to assume and agree to perform this Agreement and the Release in the same manner and to the same extent that the Corporation would be required to perform it whether or not such succession had taken place. This Agreement and the Release shall be deemed to be personal to Owens and shall not be assignable by Owens.

                      (e) Governing Law. This Agreement and the Release shall be governed by, and construed and interpreted in accordance with, the laws of the State of California (without regard to choice of law principles). The parties agree that all actions and proceedings arising directly or indirectly under this Agreement or the Release shall be litigated or otherwise resolved in the State of California and hereby waive any objection based on forum non conveniens and any objection to venue of any action instituted hereunder or thereunder.

                      (f) Amendment; Waiver. This Agreement and the Release may be amended only by an instrument in writing executed by the parties hereto. No waiver, expressed or implied, of any breach of any covenant, agreement or duty shall be held or construed as a waiver of any other breach of the same or any other covenant, agreement or duty.

                      (g) Entire Agreement. This Agreement and the Release constitute the entire agreement of the parties hereto and fully supersedes and replaces any and all prior agreements and understandings, whether oral or written, express or implied, between the parties pertaining to the subject matter of this Agreement.

                      (h) Severability. Should any part, term or provision of this Agreement or the Release be declared or be determined by any arbitrator or court to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and the illegal or invalid part, term or provision shall be deemed not to be part of this Agreement or the Release, as the case may be. The parties intend this Agreement and the Release to be enforced as written; however, if any provision, or any part thereof, is held to be unenforceable because of the scope or duration of such provision, Owens and the Corporation agree that the arbitrator or court making such determination shall have the power to reduce the scope, duration and/or area of such provision in order to make such provision enforceable to the fullest extent permitted by law, and/or to delete specific words and phrases ("blue-penciling"), and in its reduced or blue-penciled form such provision shall then be enforceable and shall be enforced.

                      (i) Captions. The captions of the several sections and paragraphs of this Agreement and the Release are used for convenience only and shall not be considered or referred to in resolving questions of interpretation with respect to this Agreement and the Release.

                      (j) Counterparts. This Agreement and the Release may be executed in counterparts, each of which will be deemed an original, and both of which together shall constitute one and the same agreement.


                                       6.

                      (K) NEGOTIATION. OWENS ACKNOWLEDGES THAT HE HAS HAD AN OPPORTUNITY TO NEGOTIATE WITH REGARD TO THE TERMS OF THIS AGREEMENT AND THE RELEASE AND TO RECEIVE ADVICE OF COUNSEL WITH REGARD TO IT AND HAS CAREFULLY READ AND CONSIDERED THIS AGREEMENT AND THE RELEASE AND FULLY UNDERSTANDS THE EXTENT AND IMPACT OF THEIR PROVISIONS, AND HAS EXECUTED THIS AGREEMENT VOLUNTARILY AND WITHOUT COERCION, UNDUE INFLUENCE, THREATS, OR INTIMIDATION OF ANY KIND OR TYPE WHATSOEVER.

                      (L) TIME PERIODS. OWENS HAS BEEN GIVEN TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT. IF OWENS CHOOSES TO SIGN THIS AGREEMENT BEFORE THAT TIME PERIOD EXPIRES, OWENS DOES SO KNOWINGLY AND VOLUNTARILY. OWENS ALSO UNDERSTANDS THAT HE HAS UP TO SEVEN (7) DAYS AFTER AGREEING TO THIS AGREEMENT TO RESCIND THIS AGREEMENT BY NOTIFYING THE CORPORATION OF SUCH RECISSION IN WRITING.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PIA MERCHANDISING SERVICES, INC.


By:  /s/ TERRY R. PEETS                         /s/ CLINTON E. OWENS
   ---------------------------------          ----------------------------------
         TERRY R. PEETS                             CLINTON E. OWENS
Its: Chief Executive Officer
     and President



                                       7.

                                    EXHIBIT A


                                 MUTUAL RELEASE

               This MUTUAL RELEASE (this "Release") is entered into as of November 10, 1998 by and between Clinton E. Owens ("Owens") and PIA Merchandising Services, Inc. (the "Corporation") pursuant to the terms of
Section 8 of that certain Agreement by and between Owens and the Corporation dated as of August 10, 1998 (the "Agreement").

               1. Release by Owens. In consideration of the severance benefits being provided to Owens pursuant to the Agreement, Owens hereby irrevocably and unconditionally releases, acquits and forever discharges the Corporation and each of the Corporation's past, present and future owners, stockholders, predecessors, successors, assigns, agents, insurers, directors, officers, employees, representatives, attorneys, parents, divisions, subsidiaries, affiliates (and agents, insurers, directors, officers, employees, representatives and attorneys of such parent companies, divisions, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them, or any of them (collectively hereinafter referred to as "Releasees"), from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected (collectively, "Owens Claims"), including, but not limited to, any Owens Claims arising out of alleged violations of any contracts, express or implied, any covenant of good faith and fair dealing, express or implied, any obligation for compensation, lost wages, lost benefits, unused accrued vacation, or any other expectation of remuneration or benefit on the part of Owens, including but not limited to, any defamation, intentional or negligent infliction of emotional distress, or any other tort, or any legal restrictions on the Corporation's right to terminate employees, or any federal state or other governmental statute, regulation, or ordinance, including, without limitation: (1) Title VII of the Civil Rights Act of 1964 (race, color, religion, sex and national origin discrimination); (2) 42 U.S.C. P. 1981 (discrimination); (3) 29 U.S.C. P. 206(d)(1) (equal pay); (4) the California Fair Employment and Housing Act (discrimination, including race, color, national origin, ancestry, physical handicap, medical condition, marital status, sex or age); (5) the California Workers' Compensation Act; (6) the California Labor Code; (7) Executive Order 11246 (race, color, religion, sex and national origin discrimination); (8) Executive Order 11141 (age discrimination); (9) P. P. 503 and 504 of the Rehabilitation Act of 1973 (disability discrimination); (10) Employee Retirement Income Security Act (employee benefits); (11) the Fair Labor Standards Act; (12) the Americans with Disabilities Act (discrimination against individuals with a disability); (13) the Age Discrimination in Employment Act (age discrimination), and (14) the Civil Rights Act of 1991, which Owens now has, owns or holds, or claims to have, own or hold, or which Owens at any time heretofore had, owned, or held, or claimed to have, own or hold, against each or any of the Releasees. The foregoing release shall not limit or otherwise affect Owens rights under any stock option agreements, employee savings, 401(k), deferred compensation or similar plans.

               2. Release by the Corporation. In consideration of the foregoing release and of the other agreements set forth in the Agreement, the Corporation, on behalf of itself and, to the extent


                                       1.

that it may effectively do so, on behalf of each of the Corporation's predecessors, successors, assigns, agents, insurers, directors, officers, employees, representative, attorneys, subsidiaries, affiliates (and the agents, insurers, directors, officers, employees, representatives and attorneys of such companies, subsidiaries and affiliates), and all persons acting by, through, under or in concert with any of them, or any of them, and hereby irrevocably and unconditionally releases, acquits and forever discharges Owens from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, controversies, expenses (including attorneys' fees and costs actually incurred) of any nature whatsoever, known or unknown, suspected or unsuspected which they now have, own or hold, or claim to have, own or hold, or which they at any time heretofore had, owned, or held, or claimed to have, own or hold, against Owens (collectively, "Corporation Claims"), except for Corporation Claims arising out of or relating to illegal or fraudulent actions on the part of Owens.

               3. Knowing and Voluntary Waiver. The parties expressly waive and relinquish all rights and benefits afforded by Section 1542 of the Civil Code of the State of California, and do so understanding and acknowledging the significance of such specific waiver of Section 1542. Section 1542 of the Civil Code of the State of California states as follows:

               "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

               Thus, notwithstanding the provisions of Section 1542, and for the purpose of implementing a full and complete release and discharge of all those released by this Agreement, each of the parties expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims which the party does not know or suspect to exist in its favor at the time of execution hereof, and that this Agreement contemplates the extinguishment of any such claims. Owens and the Corporation acknowledge that they have expressly bargained for the foregoing waiver of the provisions of Section 1542.

               4. Indemnification by the Corporation. The Corporation also agrees to defend, indemnify and hold Owens harmless, to the fullest extent permitted by law, from and with respect to any claims, liabilities, charges and/or actions brought against Owens with regard to any actions taken by Owens in the course and scope of his employment with the Corporation and/or as a director of the Corporation, and nothing in this Release shall limit any rights which Owens may have under the Corporation's Certificate of Incorporation, Bylaws, or insurance policies to be indemnified for actions taken by him in the course and scope of his employment. .

               5. Non-Admission of Liability. This Release shall not in any way be construed as an admission by either party that such party has acted wrongfully with respect to the other party or any other person, or that either party has any rights whatsoever against the other party as a result of any such wrongful act, and each party specifically disclaims any liability to or wrongful acts against


                                       2.

the other party or any other person, on the part of such party or such party's agents or affiliates and related parties or their agents.

               6. TIME PERIODS. OWENS HAS BEEN GIVEN MORE THAN TWENTY-ONE (21) DAYS TO CONSIDER THIS RELEASE. OWENS UNDERSTANDS THAT HE HAS UP TO SEVEN (7) DAYS AFTER EXECUTING THIS RELEASE TO RESCIND THIS RELEASE BY NOTIFYING THE CORPORATION OF SUCH RECISSION IN WRITING. ANY SUCH RECISSION SHALL, HOWEVER, TERMINATE THE CORPORATION'S OBLIGATIONS UNDER SECTION 3 OF THE AGREEMENT AND SHALL ACT TO NEGATE THE AMENDMENT OF THE STOCK OPTIONS HELD BY OWENS AS SET FORTH IN SECTION 4 OF THE AGREEMENT.

               IN WITNESS WHEREOF, the parties hereto have executed this Release as of the date first above written.


PIA MERCHANDISING SERVICES, INC.


By:  /s/ TERRY R. PEETS                       /s/ CLINTON E. OWENS
   ---------------------------------        ----------------------------------
         TERRY R. PEETS                           CLINTON E. OWENS
Its: Chief Executive Officer
     and President


                                       3.